EXHIBIT 5

                               July 20, 1998


PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201

Re: PharmaKinetics Laboratories, Inc. Amended and Restated 1996 Non-Employee Directors
     Stock Option Plan - Registration Statement on Form S-8 for 200,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for PharmaKinetics Laboratories, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form S-8 of 200,000 shares of the Company's Common Stock, $.005 par value (the "Shares"), to be issued under the PharmaKinetics Laboratories, Inc. Amended and Restated 1996 Non-Employee Directors Stock Option Plan (the "Option Plan"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Option Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to PharmaKinetics Laboratories, Inc.'s Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               /s/ Ober, Kaler, Grimes & Shriver
                               ---------------------------------
                               OBER, KALER, GRIMES & SHRIVER,
                               a Professional Corporation